Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 33-75308, 33-45811, 333-105087, 333-81154, 333-34077 and 333-115271) on Forms S-8 of our report on the financial statements dated December 29, 2005 (October 30, 2006 as to the effects of the restatement discussed in Note 2 under the caption “Second Restatement” and the last paragraph in Note 11) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the consolidated financial statements) and of our report on internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 10-K/A of Bally Technologies, Inc. for the year ended June 30, 2005.

DELOITTE & TOUCHE LLP
Las Vegas, Nevada
December 29, 2005 (October 30, 2006 as to the effects of the restatement discussed in Note 2 under the caption “Second Restatement” and the last paragraph in Note 11)